EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Broadwind Energy, Inc.:

We consent to the use of our report dated February 26, 2016, with respect to the consolidated balance sheet of Broadwind Energy, Inc. as of December 31, 2015, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2015, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Chicago, Illinois

August 11, 2017